EXHIBIT A

GUARANTEE FEE, REIMBURSEMENT AND INDEMNIFICATION AGREEMENT

This GUARANTEE FEE, REIMBURSEMENT AGREEMENT AND INDEMNIFICATION AGREEMENT (as amended from time to time, this “Agreement”), dated as of March 16, 2007, is made and entered into by and between MEDICAL SOLUTIONS MANAGEMENT INC., a corporation organized and existing under the laws of the State of Nevada (the “MSMI”), OrthoSupply Management, Inc., a Delaware corporation (the “Guarantor”) and VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (the “Fund”).

WITNESSETH:

WHEREAS, pursuant to a Revolving Line of Credit Agreement dated as of March 16, 2007, (the “Credit Agreement”) by and between MSMI and Sovereign Bank (the “Bank”), the Bank will make loans to MSMI in the aggregate maximum principal amount of $1,500,000 (One Million Five Hundred Thousand and 00/100 Dollars) (the “Loan”); and

WHEREAS, to provide additional credit support to the Bank for the payment of MSMI’s obligations under the Credit Agreement, MSMI has caused Custodial Trust Company (“CTC”), a bank and trust company organized and existing under the laws of the State of New Jersey, to issue Irrevocable Standby Letter of Credit No. 0034 in the maximum drawing amount of $1,530,000 in favor of the Bank (“L/C”) and has entered into the Letter of Credit Reimbursement, Guarantee, Security and Pledge Agreement dated as of March 16, 2007, with CST and the Fund (“L/C Agreement”); and

WHEREAS, to provide additional security for the payment of MSMI’s obligations under the L/C Agreement to CTC, CTC has required the Fund to deposit cash and/or securities (the “Collateral”) with CTC and enter into the L/C Agreement; and

WHEREAS, in consideration of the execution by the Fund of the L/C Agreement, MSMI will issue to the Fund warrants, in the form attached hereto as Exhibit A, to purchase an aggregate of 3,060,000 shares of Common Stock (the “Warrant Shares”) with an exercise price of $1.00 per share, subject to adjustment therein, with a term of exercise of five (5) years (the “Warrants”); and

WHEREAS, the Fund is willing to deposit the Collateral and enter into the L/C Agreement, subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

ISSUANCE OF WARRANTS.

Section 1.1 Issuance of Warrants. In consideration of the execution by the Fund of the L/C Agreement, MSMI shall issue the Warrants to the Fund, at the closing of the transactions contemplated hereby (the “Closing”).

Section 1.2 Closing. The Closing shall be deemed to occur at the offices of Midtown Partners & Co., LLC, 257 Park Avenue South, 12th Floor, New York, NY 10010 at 5:00 p.m. EDT on March 16, 2007 or at such other place, date or time as mutually agreeable to the parties (the “Closing Date”).

Section 1.3 Closing Matters. On the Closing Date, subject to the terms and conditions hereof, MSMI will deliver to the Fund a warrant certificate, in the form attached hereto as Exhibit A, registered in the Fund’s name exercisable for 3,060,000 Warrant Shares.

ARTICLE II

REIMBURSEMENT OBLIGATIONS; SECURITY; OBLIGATIONS ABSOLUTE

Section 2.1 Reimbursement to the Fund.

(a) Reimbursement to the Fund. To provide additional security for the payment of MSMI’s obligations under the L/C Agreement to CTC, the Fund has agreed to enter into the L/C Agreement and deposit Collateral with CTC pursuant to the L/C Agreement. In the event the Fund pays any amounts in respect of its obligations under the L/C Agreement or any of the Collateral of the Fund is foreclosed, seized, reduced, debited, or otherwise taken (referred to herein as a “Reimbursable Event”), MSMI shall immediately, on the same business day as the Reimbursable Event, reimburse for the amount paid or the Value of the Collateral (as defined in Section 2.1(e) below) taken in cash by wire transfer of immediately available funds (all obligations of MSMI under this Section 2.1(a) being referred to herein as the “Reimbursement Obligations”).

(b) If MSMI fails to pay, in full, the Reimbursement Obligations, on the date due interest shall accrue on any and all such amounts at an interest rate of fifteen percent (15%) per annum (the “Default Rate”), commencing the day after such amounts first became due until payment in full, and MSMI hereby agrees to pay such accrued interest to the Fund upon demand.

(c) In addition, upon the occurrence of a Reimbursable Event for which MSMI does not reimburse the Fund as required pursuant to Section 2.1(a) hereof, MSMI will immediately issue to the Fund warrants with an exercise price of $1.00 per share, subject to adjustment therein, with a term of exercise of five (5) years and otherwise in the form attached hereto as Exhibit A (the “Additional Warrants”), and entitling the holder to purchase that number of shares of Common Stock equal to the Value of the Collateral taken multiplied by two (2) (the “Additional Warrant Shares”). For example, if the Value of the Collateral taken is $540,000, then the Additional Warrants shall be exercisable for 1,080,0000 shares of Common Stock. The “Additional Warrants” and the “Warrants” are referred to together herein as the “Securities.”

(d) In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction, in a final determination, deems applicable hereto. In the event that a court of competent jurisdiction determines, in a final determination, that the Fund has received interest and other charges hereunder in excess of such highest rate, the Fund shall promptly refund such excess amount to MSMI, and the provisions hereof shall be deemed amended to provide for such permissible rate.

(e) If and for so long as any securities (including securities included in the Collateral) are listed on a national securities exchange in the United States of America, “Value of the Collateral” shall be determined for all purposes under this Agreement by the last sales price for such securities on any such exchange on the Business Day immediately preceding the date of determination or, if there was no sale on that Business Day, by the last sales price for such securities on the immediately preceding Business Day on which there was a sale thereof on any such exchange, all as quoted on the “consolidated tape” of the New York Stock Exchange or, if not quoted on such “consolidated tape”, then as quoted by any such exchange. The “Value of the Collateral” of any other item of Collateral, and of securities if they are not listed on any such exchange, shall be determined by the Fund for all purposes (i) based upon the prices bid (on the Business Day immediately preceding the date of determination) by banks and broker/dealers which regularly quote prices on property of the same type as such item of Collateral, or (ii) if no such quotations are available for such Business Day, based upon such factors as the Fund, in its sole and reasonable judgment, shall determine. The “Value of the Collateral”, in the case of interest-bearing Collateral, shall include accrued interest to the date on which such Value is determined. Each determination of Market Value by the Fund shall be conclusive and binding on MSMI in the absence of manifest error.

Section 2.2 Form and Place of Payments; Computation of Interest. All payments by MSMI to the Fund hereunder shall be made in lawful currency of the United States and in immediately available funds on the date such payment is due, at such address in the United States of America as the fund shall from time to time indicate to MSMI, in U.S. dollars and in immediately available funds. Whenever any payment hereunder shall be due on a day which is not a business day, the date for payment thereof shall be extended to the next succeeding business day, and any interest payable thereof shall be payable for such extended time at the specified rate. All interest shall be computed on the basis of the actual number of days elapsed over a 360-day year and shall include the first day but exclude the last day of the relevant period.

Section 2.3 Secured Obligations; Pledge Agreement.

(a) All Reimbursement Obligations, all interest accrued thereon and all other amounts from time to time payable by MSMI hereunder, and the performance by MSMI of all its obligations and covenants hereunder, are subject to, and secured pursuant to, the Security Agreement dated June 28, 2006, by and between MSMI and the Fund.

(b) All Reimbursement Obligations, all interest accrued thereon and all other amounts from time to time payable by MSMI hereunder, and the performance by MSMI of all its obligations and covenants hereunder, are subject to, and secured pursuant to, the Pledge Agreement dated June 28, 2006, by and between MSMI and the Fund.

Section 2.4 Guaranty and Guarantor’s Security Agreement.

(a) Guarantor hereby agrees and acknowledges that payment in full of all Reimbursement Obligations, all interest accrued thereon and all other amounts from time to time payable by MSMI hereunder, and the performance by MSMI of all its obligations and covenants hereunder, are subject to, and guaranteed by Guarantor pursuant to, the Guaranty dated June 28, 2006 by and between Guarantor and the Fund.

(b) Guarantor hereby agrees and acknowledges that Guarantor’s guaranty of payment of all Reimbursement Obligations, all interest accrued thereon and all other amounts from time to time payable by MSMI hereunder, and the performance by MSMI of all its obligations and covenants hereunder, are subject to, and secured pursuant to, the Security Agreement dated June 28, 2006, by and between Guarantor and the Fund.

Section 2.5 No Modification; Notice to Fund.

(a) Without prior written consent executed by the Fund, MSMI agrees not to: (a) renew, extend, accelerate, or change the time for payment of, or otherwise amend, modify or change the terms of, the Loan or the Credit Agreement if such amendment, modification or change could reasonably be expected to have a material adverse effect on the Fund’s rights and obligations under the L/C Agreement, (b) renew, compromise, extend, accelerate, change the time for payment of, or otherwise amend, modify or change the terms of, the L/C or L/C Agreement, (c) use the Loan for any purpose other than for working capital, (d) use the L/C for any purpose other than to support repayment of the Loan, and (e) permit the principal amount owed to the Bank under the Credit Agreement and the Loan to exceed $1,530,000.

(b) MSMI shall immediately provide notice, after becoming aware thereof, to the Fund if an event of default (as defined in the Credit Agreement), occurs, or of any demand for performance, notice of non-performance, protest, notice of protest, or notice of dishonor by the Bank under Credit Agreement or related documents. MSMI shall, within one (1) business day of receipt or delivery, as applicable, provide copies of all correspondence or other form of communication between the Bank and MSMI relating to the Credit Agreement and which is material to the Fund. MSMI shall permit the Fund to participate in all meetings (telephonic or otherwise) with the Bank (including meeting after an event of default (as defined in the Credit Agreement) and shall provide the Fund with as much advance notice of such meetings as is possible.

(c) Notwithstanding anything to the contrary herein, in the L/C Agreement, or any other agreement, MSMI hereby agrees and acknowledges that it has no claim or rights against the Fund under this Agreement or otherwise arising from or related to the Fund’s revocation, withdraw or repudiation of its guaranty, the Fund retaking the Collateral, the Fund’s refusal to deposit additional Collateral under the L/C Agreement, or the Fund’s default under the terms of the L/C Agreement.

Section 2.6 Obligations Absolute, Unconditional and Irrevocable; No Setoff. The obligations of MSMI under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof and thereof, under all circumstances whatsoever, irrespective of any of the following circumstances:

(a) any lack of validity or enforceability of this Agreement, the L/C Agreement, the Credit Agreement or any related documents;

(b) any amendment or waiver of or any consent to or departure from this Agreement, the L/C Agreement, the Credit Agreement or any related documents;

(c) the existence of any claim, setoff, defense or other rights which MSMI or any other person may have at any time against the Fund or any other person, whether in connection with this Agreement, the L/C Agreement or any related documents or any unrelated transaction;

(d) the existence of any claim, set off, defense or other rights which MSMI or any other person may have at any time against the Bank or CTI, whether in connection with this Agreement, the Loan, the Credit Agreement, the Collateral, the L/C Agreement or any unrelated transaction; and

(e) any other circumstance or happening whatsoever whether or not similar to any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MSMI

MSMI and Guarantor hereby, jointly and severally, represent and warrant to the Fund as of the date of this Agreement as follows:

3.1 Organization and Qualification. MSMI is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to carry on its business as now conducted. MSMI is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of MSMI and Guarantor or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of MSMI or Guarantor to perform its obligations under the Transaction Documents (as hereinafter defined).

3.2 Subsidiaries. MSMI has no subsidiaries other than Guarantor and its indirect wholly-owned subsidiary, OrthoSupply Management, LLC, a Massachusetts limited liability company (the “LLC”). The LLC currently has no assets and is not currently conducting operations of any kind (business or otherwise), and since December 30, 2005, has not conducted any such operations. MSMI owns, directly or indirectly, all of the capital stock of Guarantor, consisting of 100 shares of common stock, free and clear of any and all Liens (as defined below), and all the issued and outstanding shares of capital stock of Guarantor are validly issued and are fully paid, non-assessable and free of preemptive and similar rights. Guarantor is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has all requisite corporate power and authority to carry on its business as now conducted. Guarantor is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.3 No Violation. Neither MSMI nor any of its subsidiaries is in violation of: (a) any of the provisions of its certificate or articles of incorporation, bylaws or other organizational or charter documents; or (b) any judgment, decree or order or any statute, ordinance, rule or regulation (including federal and state securities laws) applicable to MSMI or Guarantor, except for possible violations which would not, individually or in the aggregate, have a Material Adverse Effect

3.4 Capitalization.

(a) As of the date hereof and without giving effect to the issuance of the Securities at closing as contemplated hereby, MSMI’s authorized capital stock consists of (1)100,000,000 shares of Common Stock, par value $.0001 per share, of which (A) 20,471,729 shares are outstanding and (B) 22,077,335 shares are reserved for issuance upon the exercise of all of the outstanding warrants, and (C) 9,661,088 shares are reserved for the issuance upon the conversion of all outstanding debentures and , and (2) 5,000,000 shares of preferred stock par value $.001 per share, of which no shares are outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued, are fully paid and nonassessable.

(b) Except as disclosed in MSMI’s reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the date hereof (the “SEC Documents”):

except pursuant to the Amended and Restated Investor Rights Agreement of MSMI dated as of June 28, 2006 (the “Investor Rights Agreement”), no holder of shares of MSMI’s capital stock has any preemptive rights or any other similar rights or has been granted or holds any liens or encumbrances suffered or permitted by MSMI;

there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of MSMI or Guarantor, or contracts, commitments, understandings or arrangements by which MSMI or Guarantor is or may become bound to issue additional shares of capital stock of MSMI or Guarantor or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of MSMI or Guarantor;

other than as expressly permitted hereunder, there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (as defined in Section 3.14 hereof) of MSMI or Guarantor or by which MSMI or Guarantor is or may become bound;

except for filings made by the Fund, there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with MSMI;

except for the Investor Rights Agreement, there are no agreements or arrangements under which MSMI or Guarantor is obligated to register the sale of any of their securities under the Securities Act of 1933, as amended, (the “Securities Act”);

there are no outstanding securities or instruments of MSMI or Guarantor that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which MSMI or Guarantor is or may become bound to redeem a security of MSMI or Guarantor;

there are no securities or instruments containing antidilution or similar provisions that will be triggered by the issuance of the Securities (except for such warrants with respect to which waivers of anti-dilution rights are being obtained in connection herewith); and MSMI does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

3.5 Issuance of Securities.

(a) The Warrants to be issued hereunder, and the Additional Warrants, if issued, are duly authorized and, upon payment and issuance in accordance with the terms hereof, shall be free from all taxes, Liens and charges with respect to the issuance thereof. As of the Closing, MSMI has authorized and reserved 3,060,000 shares of Common Stock for the issuance upon exercise of the Warrants and 3,060,000 shares of Common Stock for the issuance upon exercise of the Additional Warrants.

(b) All actions by the board of directors of MSMI (the “Board”), MSMI and its stockholders necessary for the valid issuance of the Warrants, the Warrant Shares upon exercise of the Warrants, the Additional Warrants, and the Additional Warrant Shares upon exercise of the Additional Warrants (if issued), has been taken.

(c) The Warrant Shares and the Additional Warrants Shares, when issued and paid for upon exercise of the Warrants or Additional Warrants, as applicable, will be validly issued, fully paid and nonassessable and free from all taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Article IV hereof, the issuance by MSMI to the Fund of the Warrants and the Additional Warrants, if issued, is exempt from registration under the Securities Act.

3.6 Authorization; Enforcement; Validity. MSMI has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and the Warrants, and each of the other agreements or instruments entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the “Transaction Documents”) and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the MSMI and the consummation by MSMI of the transactions contemplated hereby and thereby, including, without limitation, and the issuance of the Securities, have been duly authorized by the Board, and no further consent or authorization is required by MSMI, the Board or its stockholders. This Agreement and the other Transaction Documents of even date herewith have been duly executed and delivered by MSMI, and constitute the legal, valid and binding obligations of MSMI enforceable against MSMI in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration.

3.7 Dilutive Effect. MSMI understands and acknowledges that its obligation to issue the Warrant Shares upon exercise of the Warrants in accordance therewith is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of MSMI.

3.8 No Conflicts. The execution, delivery and performance of the Transaction Documents by MSMI and the consummation by MSMI of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance of the Warrant Shares and Additional Warrant Shares) will not (i) result in a violation of any articles or certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or bylaws of MSMI or Guarantor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which MSMI or Guarantor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to MSMI or Guarantor or by which any property or asset of MSMI or Guarantor is bound or affected, except in the case of clauses (ii) and (iii), for such breaches or defaults as would not be reasonably expected to have a Material Adverse Effect.

3.9 Governmental Consents. Except for the filing of a Form D with the SEC, and any filings (if any) required by applicable state securities laws, the registration of the Warrant Shares under the Securities Act for resale by the Fund, MSMI is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person (as hereinafter defined) in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which MSMI is required to obtain at or prior to the Closing pursuant to the preceding sentence have been obtained or effected. MSMI is unaware of any facts or circumstances which might prevent MSMI from obtaining or effecting any of the foregoing.

3.10 No General Solicitation. Neither MSMI, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

3.11 No Integrated Offering. None of MSMI, its subsidiaries, any of their affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by MSMI for purposes of the Securities Act or any applicable stockholder approval provisions.

3.12 Placement Agent’s Fees. No brokerage or finder’s fee or commission are or will be payable to any Person with respect to the transactions contemplated by this Agreement based upon arrangements made by MSMI or any of its affiliates. MSMI agrees that it shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by Fund) relating to or arising out of the transactions contemplated hereby. MSMI shall pay, and hold the Fund harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

3.13 Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of MSMI, threatened against or affecting MSMI or Guarantor, the transactions contemplated by the Transaction Documents, the Common Stock or any of its subsidiaries or any of their respective current or former officers or directors in their capacities as such. To the knowledge of MSMI, there has not been within the past two (2) years, and there is not pending, any investigation by the SEC involving MSMI or any current or former director or officer of MSMI (in his or her capacity as such). The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by MSMI under the Securities Act within the past two (2) years.

3.14 Indebtedness and Other Contracts. Except as disclosed in the financial statements filed in the SEC Documents or as otherwise expressly permitted hereunder, neither MSMI nor Guarantor (a) has any outstanding Indebtedness (as defined below), (b) is a party to any contract, agreement or instrument, the violation of which, or default under, by any other party to such contract, agreement or instrument would result in a Material Adverse Effect, (c) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (d) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of MSMI’s officers, has or is expected to have a Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, change, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

3.15 Financial Information; SEC Documents. Since December 31, 2005, MSMI has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act. As of their respective dates, the SEC Documents filed since December 31, 2005 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of such SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of MSMI and the Guarantor included in such SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of MSMI and Guarantor as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of MSMI or the Guarantor to the Fund that is not included in the SEC Documents filed since December 31, 2005 contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

3.16 Absence of Certain Changes. Except as disclosed in the SEC Documents, since December 31, 2005, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), results of operations or prospects of MSMI or its subsidiaries. Since December 31, 2005, MSMI or Guarantor has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $50,000 outside of the ordinary course of business or (iii) had capital expenditures, individually or in the aggregate, in excess of $100,000. MSMI has not taken any steps to seek protection pursuant to any bankruptcy law nor does MSMI have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. After giving effect to the transactions contemplated hereby to occur at the Closing, MSMI will not be Insolvent (as hereinafter defined). For purposes of this Agreement, “Insolvent” means (i) the present fair saleable value of MSMI’s assets is less than the amount required to pay MSMI’s total indebtedness, contingent or otherwise, (ii) MSMI is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) MSMI intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) MSMI has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

3.17 Foreign Corrupt Practices.

(a) Since December 31, 2005, neither MSMI, nor any director, officer, agent, employee or other Person acting on behalf of MSMI has, in the course of its actions (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(b) None of the subsidiaries of MSMI, nor any of their respective directors, officers, agents, employees or other Persons acting on behalf of such subsidiaries has, in the course of their respective actions (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.18 Transactions With Affiliates. None of the officers, directors or employees of MSMI is presently a party to any transaction with MSMI or Guarantor (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the knowledge of MSMI, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

3.19 Insurance. MSMI and Guarantor are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of MSMI believes to be prudent and customary in the businesses in which MSMI and Guarantor are engaged. Neither MSMI nor Guarantor has been refused any insurance coverage sought or applied for and neither MSMI nor Guarantor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.20 Employee Relations. Neither MSMI nor Guarantor is a party to any collective bargaining agreement or employs any member of a union. No Executive Officer of MSMI (as defined in Rule 501(f) of the Securities Act) has notified MSMI that such officer intends to leave MSMI or otherwise terminate such officer’s employment with MSMI. No Executive Officer of MSMI, to the knowledge of MSMI, is, or is now, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject MSMI or Guarantor to any liability with respect to any of the foregoing matters. MSMI and Guarantor are in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

3.21 Title. MSMI and Guarantor have good and marketable title to all personal property owned by them which is material to their respective business, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Documents or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by MSMI and Guarantor. Any real property and facilities held under lease by MSMI and Guarantor are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by MSMI and Guarantor.

3.22 Intellectual Property Rights. Neither MSMI nor the Guarantor has any patents, trademarks, trade names, service marks copyrights, or registrations and applications therefor, trade secrets or any other intellectual property right.

3.23 Environmental Laws. MSMI and each of its subsidiaries (a) are in compliance with any and all Environmental Laws (as hereinafter defined), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

3.24 Tax Matters. MSMI and each of its subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (c) have set aside on its books reasonably adequate provision for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, except where such failure would not have a Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of MSMI know of no basis for any such claim.

3.25 Sarbanes-Oxley Act. MSMI is in compliance with any and all requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof and applicable to it, and any and all rules and regulations promulgated by the SEC thereunder that are effective and applicable to it as of the date hereof, except where such noncompliance would not have a Material Adverse Effect.

3.26 FDA Compliance. MSMI and Guarantor, and the manufacture, marketing and sales of MSMI’s and Guarantor’s products, complies with any and all applicable requirements of the Federal Food, Drug and Cosmetic Act, any rules and regulations of the Food and Drug Administration promulgated thereunder, and any similar laws outside of the United States to which MSMI is subject, except where such noncompliance would not have a Material Adverse Effect.

3.27 Investment Company Status. MSMI is not, and immediately after receipt of payment for the Securities will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act.

3.28 Material Contracts. Each contract of MSMI that involves expenditures or receipts in excess of $100,000 (each an “Applicable Contract”) is in full force and effect and is valid and enforceable in accordance with its terms. MSMI is and has been in full compliance with all applicable terms and requirements of each Applicable Contract and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give MSMI or any other entity the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Applicable Contract. MSMI has not given or received from any other entity any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Applicable Contract.

3.29 Inventory. All inventory of MSMI consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value on the unaudited consolidated balance sheet of MSMI and its Subsidiaries as of September 30, 2006. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of MSMI.

3.30 Disclosure. MSMI confirms that neither it nor any other Person acting on its behalf has provided the Fund or its agents or counsel with any information that constitutes or might constitute material, nonpublic information that has not been disclosed in the SEC Documents. MSMI understands and confirms that the Fund will rely on the foregoing representations in effecting transactions in securities of MSMI. All disclosure provided to Fund regarding MSMI, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of MSMI are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund hereby represents and warrants to MSMI as of the date of this Agreement as follows:

4.1 Accredited Investor. The Fund acknowledges and agrees that (i) the offering and sale of the Securities are intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, (ii) the Securities have not been registered under the Securities Act and (iii) MSMI has represented to the Fund (assuming the veracity of the representations of the Fund made herein) that the Securities have been offered and sold by MSMI in reliance upon an exemption from registration provided in Section 4(2) of the Securities Act and Regulation D thereunder. In accordance therewith and in furtherance thereof, the Fund represents and warrants to and agrees with MSMI that it is an accredited investor (as defined in Rule 501 promulgated under the Securities Act).

4.2 No Distribution. The Fund hereby represents and warrants that the Fund is acquiring the Securities hereunder for its own account for investment and not with a view to distribution, and with no present intention of distributing the Securities or selling the Securities for distribution. The Fund understands that the Securities are being sold to the Fund in a transaction which is exempt from the registration requirements of the Securities Act. Accordingly, the Fund acknowledges that it has been advised that the Securities have not been registered under the Securities Act and are being sold by MSMI in reliance upon the veracity of the Fund’s representations contained herein and upon the exemption from the registration requirements provided by the Securities Act and the securities laws of all applicable states. The Fund’s acquisition of the Securities shall constitute a confirmation of the foregoing representation and warranty and understanding thereof.

4.3 Evaluation. The Fund has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of making this investment, and the Fund has received such information requested by the Fund concerning the business, management and financial affairs of MSMI in order to evaluate the merits and risks of making this investment. Further, the Fund acknowledges that the Fund has had the opportunity to ask questions of, and receive answers from, the officers of MSMI concerning the terms and conditions of this investment and to obtain information relating to the organization, operation and business of MSMI and of MSMI’s contracts, agreements and obligations or needed to verify the accuracy of any information contained herein or any other information about MSMI. Except as set forth in this Agreement, no representation or warranty is made by MSMI to induce the Fund to make this investment, and any representation or warranty not made herein or therein is specifically disclaimed and no information furnished to the Fund or the Fund’s advisor(s) in connection with the sale were in any way inconsistent with the information stated herein. The Fund further understands and acknowledges that no Person has been authorized by MSMI to make any representations or warranties concerning MSMI, including as to the accuracy or completeness of the information contained in this Agreement.

4.4 Investment Risks. The purchase of the Securities involves risks which the Fund has evaluated, and the Fund is able to bear the economic risk of the purchase of such Securities and the loss of its entire investment. The Fund is able to bear the substantial economic risk of the investment for an indefinite period of time, has no need for liquidity in such investment and can afford a complete loss of such investment. The Fund’s overall commitment to investments that are not readily marketable is not, and its acquisition of the Securities will not cause such overall commitment to become, disproportionate to its net worth and the Fund has adequate means of providing for its current needs and contingencies.

4.5 Accuracy of Representations. The Fund is making the foregoing representations and warranties with the intent that they may be relied upon by MSMI in determining the suitability of the sale of the Securities to the Fund for purposes of federal and state securities laws. Accordingly, the Fund represents and warrants that the information stated herein is true, accurate and complete.

4.6 Authorization; Enforceability. The individual signing below on behalf of the Fund hereby warrants and represents that he/she is authorized to execute this Agreement on behalf of the Fund. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action, if any, in respect thereof on the part of the Fund and no other proceedings on the part of the Fund are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Fund and constitutes a valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (whether applied in a proceeding in equity or at law)).

4.7 Resale; Certificate Legend. In entering into this Agreement and in purchasing the Securities, the Fund further acknowledges that:

(a) Neither the Securities nor any interest therein may be resold by the Fund in the absence of a registration under the Securities Act or an exemption from registration. In particular, the Fund is aware that all of the foregoing described Securities will be “restricted securities”, as such term is defined in Rule 144 promulgated under the Securities Act (“Rule 144”), and they may not be sold pursuant to Rule 144, unless the conditions thereof are met. Other than as set forth in this Agreement and the Registration Rights Agreement, MSMI has no obligation to register any Securities purchased or issuable hereunder.

(b) The following legends (or similar language) shall be placed on the certificate(s) or other instruments evidencing the Securities:

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) MSMI RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO MSMI, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

(c) MSMI may at any time place a stop transfer order on its transfer books against the Securities. Such stop order will be removed, and further transfer of the Securities will be permitted, upon an effective registration of the respective Securities, or the receipt by MSMI of an opinion of counsel satisfactory to MSMI that such further transfer may be effected pursuant to an applicable exemption from registration.

ARTICLE V

CONDITIONS TO CLOSING OF THE FUND

The obligation of the Fund to enter into the Agreement and acquire the Warrants at the Closing is subject to the fulfillment to the Fund’s satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived by the Fund:

5.1 Representations and Warranties Correct. The representations and warranties in Article III hereof shall be true and correct when made, and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date.

5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by MSMI on or prior to the Closing Date shall have been performed or complied with by MSMI in all material respects.

5.3 No Impediments. Neither MSMI nor any Fund shall be subject to any order, decree or injunction of a court or administrative agency of competent jurisdiction that prohibits the transactions contemplated hereby or would impose any material limitation on the ability of such Fund to exercise full rights of ownership of the Warrants. At the time of the Closing, the acquisition of the Warrants shall be legally permitted by all laws and regulations to which the Fund and MSMI are subject.

5.4 Other Agreements and Documents. MSMI or Guarantor, as applicable, shall have executed and delivered the following agreements and documents:

(a) The Warrants in the form of Exhibit A attached hereto;

(c) An amendment to the Financing Statements on Form UCC-1 with respect to all personal property and assets of MSMI;

(d) A Certificate of Good Standing from the state of incorporation of MSMI and Guarantor;

(e) A certificate of MSMI’s CEO, dated the Closing Date, certifying (i) the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement, (ii) the Board resolutions approving this Agreement and the transactions contemplated hereby, and (iii) other matters as the Fund shall reasonably request;

(f) A written waiver, in form and substance satisfactory to the Fund, from each person other than the Fund who has any of the following rights:

(i) any currently effective right of first refusal to acquire the Securities; or

(ii) any right to an anti-dilution adjustment of securities issued by MSMI that are held by such person that will be triggered as a result of the issuance of the Securities;

(g) All necessary consents or waivers, if any, from all parties to any other material agreements to which MSMI is a party or by which it is bound immediately prior to the Closing in order that the transactions contemplated hereby may be consummated and the business of MSMI may be conducted by MSMI after the Closing without adversely affecting MSMI;

(i) Reimbursement of expenses as set forth in Section 12.9 hereof.

5.5 Due Diligence Investigation. No fact shall have been discovered, whether or not reflected in the Schedules hereto, which in the Fund’s determination would make the consummation of the transactions contemplated by this Agreement not in the Fund’s best interests.

ARTICLE VII

AFFIRMATIVE COVENANTS

MSMI hereby covenants and agrees, so long as the Fund has Collateral securing the L/C, or a Reimbursable Obligation remains outstanding, as follows:

7.1 Maintenance of Corporate Existence. MSMI shall and shall cause its subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all material terms of licenses and other rights to use licenses, trademarks, trade names, service marks, copyrights, patents or processes owned or possessed by it and necessary to the conduct of its business.

7.2 Maintenance of Properties. MSMI shall and shall cause its subsidiaries to, keep each of its properties necessary to the conduct of its business in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and MSMI shall and shall its subsidiaries to at all times comply with each material provision of all leases to which it is a party or under which it occupies property.

7.3 Payment of Taxes. MSMI shall and shall cause its subsidiaries to, promptly pay and discharge, or cause to be paid and discharged when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, assets, property or business of MSMI and its subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall be contested timely and in good faith by appropriate proceedings, if MSMI or its subsidiaries shall have set aside on its books adequate reserves with respect thereto, and the failure to pay shall not be prejudicial in any material respect to the holders of the Securities, and provided, further, that MSMI or its subsidiaries will pay or cause to be paid any such tax, assessment, charge or levy forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

7.4 Payment of Indebtedness. MSMI shall and shall cause its subsidiaries to pay or cause to be paid all Indebtedness incident to the operations of MSMI or its subsidiaries (including, without limitation, claims or demands of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehousemen and landlords) which, if unpaid might become a lien (except for Permitted Liens) upon the assets or property of MSMI or its subsidiaries.

7.5 Maintenance of Insurance. MSMI shall and shall cause its subsidiaries to, keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by theft, fire, explosion and other risks customarily insured against by companies in the line of business of MSMI or its subsidiaries, in amounts sufficient to prevent MSMI and its subsidiaries from becoming a co-insurer of the property insured; and MSMI shall and shall cause its subsidiaries to maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated or as may be required by law, including, without limitation, general liability, fire and business interruption insurance, and product liability insurance as may be required pursuant to any license agreement to which MSMI or its subsidiaries is a party or by which it is bound.

7.6 Notice of Adverse Change. Subject to Section 2.5 above, MSMI shall promptly give notice to all holders of any Securities (but in any event within seven (7) days) after becoming aware of the existence of any condition or event which constitutes, or the occurrence of, any of the following:

(a) any Event of Default (as hereinafter defined);

(b) any other event of noncompliance by MSMI or its subsidiaries under this Agreement;

(c) the institution or threatening of institution of an action, suit or proceeding against MSMI or any subsidiary before any court, administrative agency or arbitrator, including, without limitation, any action of a foreign government or instrumentality, which, if adversely decided, could materially adversely affect the business, prospects, properties, financial condition or results of operations of MSMI and its subsidiaries, taken as a whole whether or not arising in the ordinary course of business; or

(d) any information relating to MSMI or any subsidiary which could reasonably be expected to materially and adversely affect the assets, property, business or condition (financial or otherwise) of MSMI or its ability to perform the terms of this Agreement. Any notice given under this Section 7.6 shall specify the nature and period of existence of the condition, event, information, development or circumstance, the anticipated effect thereof and what actions MSMI has taken and/or proposes to take with respect thereto.

7.7 Compliance With Agreements. MSMI shall and shall cause its subsidiaries to comply in all material respects, with the terms and conditions of all material agreements, commitments or instruments to which MSMI or any of its subsidiaries is a party or by which it or they may be bound.

7.8 Compliance With Laws. MSMI shall and shall cause each of its subsidiaries to duly comply in all material respects with any material laws, ordinances, rules and regulations of any foreign, Federal, state or local government or any agency thereof, or any writ, order or decree, and conform to all valid requirements of governmental authorities relating to the conduct of their respective businesses, properties or assets, including, but not limited to, the requirements of the FDA Act, the Prescription Drug Marketing Act, the Control Substance Act, the Employee Retirement Income Security Act of 1978, the Environmental Protection Act, the Occupational Safety and Health Act, the Foreign Corrupt Practices Act and the rules and regulations of each of the agencies administering such acts.

7.9 Protection of Licenses, etc. MSMI shall and shall cause its subsidiaries to, maintain, defend and protect to the best of their ability licenses and sublicenses (and to the extent MSMI or a subsidiary is a licensee or sublicensee under any license or sublicense, as permitted by the license or sublicense agreement), trademarks, trade names, service marks, patents and applications therefor and other proprietary information owned or used by it or them and shall keep duplicate copies of any licenses, trademarks, service marks or patents owned or used by it, if any, at a secure place selected by MSMI.

7.10 Accounts and Records; Inspections.

(a) MSMI shall keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to the business and affairs of MSMI and its subsidiaries in accordance with generally accepted accounting principles applied on a consistent basis.

(b) MSMI shall permit each holder of any Securities or any of such holder’s officers, employees or representatives during regular business hours of MSMI, upon reasonable notice and as often as such holder may reasonably request, to visit and inspect the offices and properties of MSMI and its subsidiaries and to make extracts or copies of the books, accounts and records of MSMI or its subsidiaries at such holder’s expense.

(c) Nothing contained in this Section 7.10 shall be construed to limit any rights which a holder of any Securities may otherwise have with respect to the books and records of MSMI and its subsidiaries, to inspect its properties or to discuss its affairs, finances and accounts.

7.11 Maintenance of Office. MSMI will maintain its principal office at the address of MSMI set forth in Section 12.6 of this Agreement where notices, presentments and demands in respect of this Agreement and any of the Securities may be made upon MSMI, until such time as MSMI shall notify the holders of the Securities in writing, at least thirty (30) days prior thereto, of any change of location of such office.

7.12 Use of Proceeds. MSMI shall use all the proceeds received from the Loan solely for the purpose of working capital.

7.13 Payment of the Loan. MSMI shall pay the principal of and interest on the Loan in the time, the manner and the form provided therein.

7.14 SEC Reporting Requirements. MSMI shall comply with its reporting and filing obligations pursuant to Section 13 or 15(d) of the Exchange Act.

7.15 Further Assurances. From time to time MSMI shall execute and deliver to the Fund and the Fund shall execute and deliver to MSMI such other instruments, certificates, agreements and documents and take such other action and do all other things as may be reasonably requested by the other party in order to implement or effectuate the terms and provisions of this Agreement and any of the Securities.

ARTICLE VIII

NEGATIVE COVENANTS

MSMI hereby covenants and agrees, so long as the Fund has Collateral securing the L/C, or a Reimbursement Obligation remains outstanding, it will not (and not allow any of its subsidiaries to), directly or indirectly, without the prior written consent of the Fund, as follows:

8.1 Payment of Dividends; Stock Purchase. Declare or pay any cash dividends on, or make any distribution to the holders of, any shares of capital stock of MSMI, other than dividends or distributions payable in such capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of capital stock of MSMI or warrants or rights to acquire such capital stock, other than in connection with repurchases upon the termination of employment of employee equityholders.

8.2 Stay, Extension and Usury Laws. At any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance under this Agreement, MSMI hereby expressly waiving all benefit or advantage of any such law, or by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Fund but will suffer and permit the execution of every such power as though no such law had been enacted.

8.3 Reclassification. Effect any reclassification, combination or reverse stock split of the Common Stock.

8.4 Liens. Except as otherwise provided in this Agreement, create, incur, assume or permit to exist any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of MSMI or any subsidiary under any conditional sale or other title retention agreement or any capital lease, upon or with respect to any property or asset of MSMI or any subsidiary (each a “Lien” and collectively, “Liens”), except that the foregoing restrictions shall not apply to:

(a) liens for taxes, assessments and other governmental charges, if payment thereof shall not at the time be required to be made, and provided such reserve as shall be required by generally accepted accounting principles consistently applied shall have been made therefor;

(b) liens of workmen, materialmen, vendors, suppliers, mechanics, carriers, warehouseman and landlords or other like liens, incurred in the ordinary course of business for sums not then due or being contested in good faith, if an adverse decision in which contest would not materially affect the business of MSMI;

(c) liens securing indebtedness of MSMI or any subsidiaries which is in an aggregate principal amount not exceeding $250,000 and which liens are subordinate to liens on the same assets held by the Fund;

(d) statutory liens of landlords, statutory liens of banks and rights of set-off, and other liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles shall have been made for any such contested amounts;

(e) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f) any attachment or judgment lien not constituting an Event of Default;

(g) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of MSMI or any of its subsidiaries;

(h) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(i) liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) liens in existence as of the date hereof securing Indebtedness permitted hereby;

(l) liens consisting of rights of setoff granted to the the Bank in the ordinary course of business under the Credit Agreement;

(m) liens securing obligations (other than obligations representing debt for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of MSMI and its subsidiaries; and

(n) the replacement, extension or renewal of any lien permitted by this Section 8.4 upon or in the same property theretofore subject or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the indebtedness secured thereby.

All of the Foregoing Liens described in subsections (a) - (n) above shall be referred to as “Permitted Liens”.

8.5 Indebtedness. Create, incur, assume, suffer, permit to exist, or guarantee, directly or indirectly, any Indebtedness, excluding, however, from the operation of this covenant:

(a) any indebtedness or the incurring, creating or assumption of any indebtedness secured by liens permitted by the provisions of Section 8.4(c) above;

(b) the endorsement of instruments for the purpose of deposit or collection in the ordinary course of business;

(c) indebtedness which may, from time to time be incurred or guaranteed by MSMI which in the aggregate principal amount does not exceed $250,000 and is subordinate to the indebtedness under this Agreement;

(d) indebtedness (i) to the Bank under the Credit Agreement and the other documents executed in connection therewith; (ii) to CTC under the L/C Agreement; (iii) existing on the date hereof; and (iv) under this Agreement:

(e) indebtedness relating to contingent obligations of MSMI and its subsidiaries under guaranties in the ordinary course of business of the obligations of suppliers, customers, and licensees of MSMI and its subsidiaries;

(f) indebtedness relating to loans from MSMI to its subsidiaries;

(g) indebtedness relating to capital leases in an amount not to exceed $500,000;

(h) accounts or notes payable arising out of the purchase of merchandise or services in the ordinary course of business; or

(i) indebtedness (if any) expressly permitted by, and in accordance with, the terms and conditions of this Agreement.

8.6 Liquidation or Sale. Sell, transfer, lease or otherwise dispose of 10% or more of its consolidated assets (as shown on the most recent financial statements of MSMI or the subsidiary, as the case may be) in any single transaction or series of related transactions (other than the sale of inventory in the ordinary course of business), or liquidate, dissolve, recapitalize or reorganize in any form of transaction, or acquire all or substantially all of the capital stock or assets of another business or entity.

8.7 Change of Control Transaction. Enter into a Change in Control Transaction. For purposes of this Agreement, “Change in Control Transaction” means, except with respect to acquisitions by MSMI in the normal course of business or in connection with the contemplated expansion of the Board to five persons, the occurrence of (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of MSMI, by contract or otherwise) of in excess of fifty percent (50%) of the voting securities of MSMI (except that the acquisition of voting securities by the Fund shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the Board of MSMI which is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), (c) the merger or consolidation of MSMI or any subsidiary of MSMI in one or a series of related transactions with or into another entity (except in connection with a reincorporation merger involving MSMI or with respect to which MSMI is the survivor), or (d) the execution by MSMI of an agreement to which MSMI is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c).

8.8 Amendment of Charter Documents. Make any amendment to the articles of incorporation or by-laws of MSMI or any of its subsidiaries.

8.9 Loans and Advances. Except for loans and advances outstanding as of the Closing Date, directly or indirectly, make any advance or loan to, or guarantee any obligation of, any person, firm or entity, except for intercompany loans or advances and those provided for in this Agreement.

8.10 Transactions with Affiliates.

(a) Make any intercompany transfers of monies or other assets in any single transaction or series of transactions, except as otherwise permitted in this Agreement.

(b) Engage in any transaction with any of the officers, directors, employees or affiliates of MSMI or of its subsidiaries, except on terms no less favorable to MSMI or the subsidiary as could be obtained in an arm’s length transaction.

(c) Divert (or permit anyone to divert) any business or opportunity of MSMI or subsidiary to any other corporate or business entity.

8.11 Other Business. Enter into or engage, directly or indirectly, in any business other than the business currently conducted or proposed to be conducted as of the date of this Agreement by MSMI or any subsidiary.

8.12 Investments. Make any investments in, or purchase any stock, option, warrant, or other security or evidence of indebtedness of, any person or entity (exclusive of any subsidiary), other than obligations of the United States Government or certificates of deposit or other instruments maturing within one year from the date of purchase from financial institutions with capital in excess of $50 million.

ARTICLE IX

EVENTS OF DEFAULT

9.1 Events of Default. The occurrence and continuance of any of the following events shall constitute an event of default under this Agreement (each an “Event of Default” and, collectively, “Events of Default”):

(a) if MSMI shall default in the payment of (i) any part of any Reimbursement Obligation, when the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise; or (ii) the interest on any Reimbursement Obligation; when the same shall become due and payable; and in each case such default shall have continued without cure for ten (10) days after written notice (a “Default Notice”) is given to MSMI of such default;

(b) if MSMI shall default in the performance of any of the covenants contained in Articles VIII or IX hereof and such default shall have continued without cure for fifteen (15) days after a Default Notice is given to MSMI;

(c) if MSMI shall default in the performance of any other material agreement or covenant contained in this Agreement and such default shall not have been remedied to the satisfaction of the Fund within thirty-five (35) days after a Default Notice shall have been given to MSMI;

(d) if any representation or warranty made in this Agreement or in or any certificate delivered pursuant hereto shall prove to have been incorrect in any material respect when made;

(e) if any default shall occur under any indenture, mortgage, agreement, instrument or commitment evidencing or under which there is at the time outstanding any indebtedness of MSMI or a subsidiary, in excess of $100,000, or which results in such indebtedness, in an aggregate amount (with other defaulted indebtedness) in excess of $250,000 becoming due and payable prior to its due date and if such indenture or instrument so requires, the holder or holders thereof (or a trustee on their behalf) shall have declared such indebtedness due and payable;

(f) if any of MSMI or its subsidiaries shall default in the observance or performance of any term or provision of an agreement to which it is a party or by which it is bound, which default will have a Material Adverse Effect and such default is not waived or cured within the applicable grace period provided for in such agreement;

(g) if a final judgment which, either alone or together with other outstanding final judgments against MSMI and its subsidiaries, exceeds an aggregate of $250,000 shall be rendered against MSMI or any subsidiary and such judgment shall have continued undischarged or unstayed for thirty-five (35) days after entry thereof;

(h) if MSMI or any subsidiary shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts; or if MSMI or any subsidiary shall suffer a receiver or trustee for it or substantially all of its assets to be appointed, and, if appointed without its consent, not to be discharged or stayed within ninety (90) days; or if MSMI or any subsidiary shall suffer proceedings under any law relating to bankruptcy, insolvency or the reorganization or relief of debtors to be instituted by or against it, and, if contested by it, not to be dismissed or stayed within ninety (90) days; or if MSMI or any subsidiary shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any significant part of its property which is not released, stayed, bonded or vacated within ninety (90) days after its issue or levy; or if MSMI or any subsidiary takes corporate action in furtherance of any of the aforesaid purposes or conditions; or

9.2 Remedies.

(a) Upon the occurrence and continuance of an Event of Default, the Fund may at any time (unless all defaults shall theretofore have been remedied) at its option, by written notice or notices to MSMI (i) declare the Reimbursement Obligations to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; and (ii) declare any other amounts payable to the Fund under this Agreement or as contemplated hereby due and payable.

(b) Notwithstanding anything contained in Section 9.2(a), in the event that at any time after a Reimbursement Obligation shall so become due and payable and all of MSMI’s reimbursement obligation and interest thereon (with interest at the rate specified in this Agreement and, to the extent legally enforceable, on any interest overdue) shall be paid by or for the account of MSMI, then the Fund, by written notice or notices to MSMI, may (but shall not be obligated to) waive such Event of Default and its consequences and rescind or annul such declaration, but no such waiver shall extend to or affect any subsequent Event of Default or impair any right resulting therefrom, or affect the issuance of the Additional Warrants.

9.3 Other Remedies; Enforcement. In case any one or more Events of Default shall occur and be continuing, the Fund may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law. In case of a default in the payment of any obligation to the Fund, MSMI will pay to the Fund such further amount as shall be sufficient to cover the cost and the expenses of collection, including, without limitation, reasonable attorney’s fees, expenses and disbursements. No course of dealing and no delay on the part of the Fund in exercising any rights shall operate as a waiver thereof or otherwise prejudice the Fund’s rights. No right conferred hereby upon the Fund shall be exclusive of any other right referred to herein or therein or now available at law in equity, by statute or otherwise.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by MSMI. MSMI agrees to defend, indemnify and hold harmless the Fund and shall reimburse the Fund for, from and against each claim, loss, liability, cost and expense (including without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”) directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of MSMI contained herein or in any certificate, document, or instrument delivered to the Fund pursuant hereto.

11.2 Indemnification by the Fund. The Fund agrees to defend, indemnify and hold harmless MSMI and shall reimburse MSMI for, from and against all Losses directly or indirectly relating to, resulting from or arising out of any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation of the Fund contained herein or in any certificate, document or instrument delivered to MSMI pursuant hereto. Notwithstanding the foregoing, MSMI hereby agrees and acknowledges that it has no claim against the Fund under this Section 11.2 arising from or related to the Fund’s revocation, withdraw or repudiation of its guaranty, the Fund’s withdraw of Collateral, the Fund’s refusal to deposit additional Collateral under the L/C Agreement, or the Fund’s default under the terms of the L/C Agreement.

11.3 Procedure. The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification will be sought under Sections 11.1 or 11.2 of this Agreement, and, if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the Fund and MSMI shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party, which shall not be unreasonably withheld. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; and (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement.

ARTICLE XII

MISCELLANEOUS

12.1 Governing Law. This Agreement and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Agreement were negotiated.

12.2 Survival. Except as specifically provided herein, the representations, warranties, covenants and agreements made herein shall survive the Closing.

12.3 Amendment. This Agreement may not be amended, discharged or terminated (or any provision hereof waived) without the written consent of MSMI and the Fund.

12.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon and enforceable by and against, the successors, assigns, heirs, executors and administrators of the parties hereto. The Fund may assign its rights hereunder (provided, that the Fund may not so assign any of such rights to any competitor of MSMI), and MSMI may not assign its rights or obligations hereunder without the consent of the Fund or any of its successors, assigns, heirs, executors and administrators.

12.5 Entire Agreement. This Agreement, the Transaction Documents and the other documents delivered pursuant hereto and simultaneously herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

12.6 Notices, etc. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered either personally or by a nationally recognized courier service marked for next business day delivery or sent in a sealed envelope by first class mail, postage prepaid and either registered or certified, addressed as follows:

(a)	if to MSMI:

Medical Solutions Management Inc.

237 Cedar Hill Street

Marlboro MA 01752

Attn: Chief Executive Officer

with a copy to:

Andrew B. White, Esq.

Bingham McCutchen LLP

150 Federal Street

Boston, Massachusetts 02110

(b)	if to Fund:

Vicis Capital Master Fund

Tower 56, Suite 700

126 E. 56th Street, 7th Floor

New York, NY 10022

Attn: Shad Stastney

with a copy to:

Brent A. Jones, Esq.

Bush Ross, P.A.

220 S. Franklin St.

Tampa, Florida 33602

12.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Securities upon any breach or default of MSMI under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence, therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be, made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

12.8 Severability. The invalidity of any provision or portion of a provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

12.9 Expenses. MSMI shall bear its own expenses and legal fees incurred on its behalf with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement, and without requiring any documentation therefor, MSMI will reimburse the Fund for all fees and expenses incurred by the Fund with respect to the negotiation, execution and consummation of the transactions contemplated by this Agreement and the transactions contemplated hereby and due diligence conducted in connection therewith, including the fees and disbursements of counsel and auditors for the Fund. Such reimbursement shall be paid on the Closing Date.

12.10 Consent to Jurisdiction; Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED THE STATE AND COUNTY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURTS AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY CONSENTS TO SERVICE OF PROCESS BY NOTICE IN THE MANNER SPECIFIED IN SECTION 12.6 AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION SUCH PARTY MAY NOW OR HEREAFTER HAVE TO SERVICE OF PROCESS IN SUCH MANNER.

12.11 Titles and Subtitles. The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Securities Purchase Agreement, as of the day and year first above written.

COMPANY:

MEDICAL SOLUTIONS MANAGEMENT INC.

/s/ Brian Lesperance
Brian Lesperance Chief Executive Officer

FUND:

VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust

/s/ Shad Stastney
Shad Stastney

By: Caledonian Bank & Trust Limited, Trustee of Vicis Capital Series Master Trust

By:	/s/ Keith W. Hughes
Name: Keith W. Hughes Title: Chief Financial Officer, Vicis Capital, LLC

FORM OF
 FIRST AMENDMENT TO GUARANTEE FEE, REIMBURSEMENT
AND INDEMNIFICATION AGREEMENT

This FIRST AMENDMENT dated as of April 17th, 2007 (this “First Amendment”) to the Guarantee Fee, Reimbursement Agreement and Indemnification Agreement dated as of March 16, 2007 (the “Guarantee Fee Agreement”), by and between MEDICAL SOLUTIONS MANAGEMENT INC., a corporation organized and existing under the laws of the State of Nevada ("MSMI"), ORTHOSUPPLY MANAGEMENT, INC., a Delaware corporation (the “Guarantor”) and VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (the "Fund").

BACKGROUND INFORMATION

MSMI, Guarantor and the Fund entered into the Guarantee Fee Agreement. MSMI, Guarantor and the Fund now wish to amend the Guarantee Fee Agreement to permit MSMI the issuance to the Fund and Apogee Financial Investments, Inc. (“Apogee”) of MSMI’s 6% Convertible Senior Subordinated Secured Debentures Due April 17, 2009 in the original aggregate principal amount of $1,266,000. In addition, Guarantor hereby agrees and acknowledges that it is a party to the Guaranty Fee Agreement. Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as set forth below.

OPERATIVE PROVISIONS

1. Section 8.4(k); Liens. Section 8.4(k) of the Guarantee Fee Agreement is hereby deleted in its entirety and replaced with the following:

(k) liens in existence as of the date hereof securing debt owed to the Fund, and liens securing the debt arising under and in connection with those certain 6% Convertible Senior Subordinated Secured Debentures Due April 17, 2009 issued to the Fund and Apogee in the original aggregate principal amount of $1,266,000.

2. Section 8.5(d); Indebtedness. Section 8.5(d) of the Guarantee Fee Agreement is hereby deleted in its entirety and replaced with the following:

(d) indebtedness (i) to the Bank under the Credit Agreement and the other documents executed in connection therewith; (ii) to CTC under the L/C Agreement; (iii) owed to the Fund; (iv) under this Agreement; and (v) arising under those certain 6% Convertible Senior Subordinated Secured Debentures Due April 17, 2009 issued to the Fund and Apogee in the original aggregate principal amount of $1,266,000, without duplication of the indebtedness owed to the Fund under clause (iii) above.

3. Ratification of Agreement. The terms and conditions of the Guarantee Fee Agreement that have not been modified by this First Amendment shall remain in full force and effect against MSMI, Guarantor, and the Fund.

4. Counterparts. This First Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this First Amendment has been executed by the parties hereto the day and year first above written.

MSMI:

MEDICAL SOLUTIONS MANAGEMENT INC., a Nevada Corporation

By: _____________________________________
Brian Lesperance, Chief Executive Officer

GUARANTOR:

ORTHOSUPPLY MANAGEMENT, INC., a Delaware corporation

By: _____________________________________
Brian Lesperance, Chief Executive Officer

FUND:

VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust

By: Caledonian Bank & Trust Limited,
Trustee of Vicis Capital Series Master Trust

By:_______________________________________
Name:
Title:

FORM OF
SECOND AMENDMENT TO GUARANTEE FEE, REIMBURSEMENT
AND INDEMNIFICATION AGREEMENT

This SECOND AMENDMENT dated as of May 18, 2007 (this “Second Amendment”) to the Guarantee Fee, Reimbursement Agreement and Indemnification Agreement dated as of March 16, 2007, as amended on April 17, 2007 (as amended, the “Guarantee Fee Agreement”), by and between MEDICAL SOLUTIONS MANAGEMENT INC., a corporation organized and existing under the laws of the State of Nevada (the "Company"), ORTHOSUPPLY MANAGEMENT, INC., a Delaware corporation (the “Guarantor”) and VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (the "Fund"). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Guarantee Fee Agreement.

WITNESSETH:

WHEREAS, the Company proposes to (i) enter into the amendment, in the form of Exhibit A attached hereto, to the Revolving Line of Credit Agreement dated as of March 16, 2007 by and between the Company and Sovereign Bank ("Sovereign") (as amended and in effect from time to time, including pursuant to the Revolving Line of Credit Amendment (as hereinafter defined) the "Revolving Credit Agreement") with Sovereign (the "Revolving Line of Credit Amendment") pursuant to and in connection with which it shall, among other things, (A) have the ability to borrow up to an additional principal amount of $1,500,000, for an original principal total of $3,000,000, from Sovereign, (B) issue to Sovereign an amended and restated promissory note in the original principal amount of $3,000,000, and (ii) enter into an amendment, in the form of Exhibit B attached hereto, to the Irrevocable Standby Letter of Credit No. 00034 in favor of the Bank (as amended and in effect from time to time, the “Letter of Credit”) to increase the maximum drawing amount from $1,530,000 to $3,060,000 (the “Letter of Credit Amendment”).

WHEREAS, pursuant to the terms of the Guarantee Fee Agreement, the Company may not amend the Revolving Credit Agreement and the Letter of Credit without the prior written consent of the Fund; and

WHEREAS, as consideration for the Fund’s consent to the Revolving Line of Credit Amendment and Letter of Credit Amendment, the Company has agreed to issue to the Fund warrants, in the form attached hereto as Exhibit B (the “May 2007 Warrants”) to purchase an aggregate of 3,060,000 shares of Common Stock (the “May 2007 Warrant Shares”).

Accordingly, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as set forth below.

OPERATIVE PROVISIONS

1. Issuance of Warrants. Immediately upon execution of this Second Amendment, the Company shall issue the May 2007 Warrants to the Fund.

2. Representations and Warranties. The Company and Guarantor hereby, jointly and severally, represent and warrant to the Fund as of the date of this Second Amendment as follows:

(a)  Issuance of Securities. The Company has authorized the issuance of the May 2007 Warrants, and the May 2007 Warrants have been validly issued, fully paid and nonassessable and are free from all taxes, Liens and charges with respect to the issue thereof. The Company has authorized and reserved 3,060,000 shares of Common Stock for the issuance upon exercise of the May 2007 Warrants. The May 2007 Warrant Shares, when issued and paid for upon exercise of the May 2007 Warrants, will be validly issued, fully paid and nonassessable and free from all taxes, Liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of the Common Stock. All actions by the board of directors of the Company, the Company, and its stockholders necessary for the valid issuance of the May 2007 Warrants and the May 2007 Warrant Shares have been taken.

(b)  Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Second Amendment, the May 2007 Warrants, and each of the other agreements or instruments entered into by the parties hereto in connection with the transactions contemplated by this Second Amendment (collectively, the Transaction Documents”). The Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except (i) as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and (ii) as any rights to indemnity or contribution hereunder may be limited by federal and state securities laws and public policy consideration.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the reservation for issuance of the May 2007 Warrant Shares) will not (i) result in a violation of any articles or certificate of incorporation, any certificate of designations, preferences and rights of any outstanding series of preferred stock or bylaws of the Company or Guarantor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or Guarantor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or Guarantor or by which any property or asset of the Company or Guarantor is bound or affected, except in the case of clauses (ii) and (iii), for such breaches or defaults as would not be reasonably expected to have a Material Adverse Effect.

(d) Placement Agent’s Fees. Except for payments to Midtown Partners & Co., LLC, no brokerage or finder’s fee or commission are or will be payable to any Person with respect to the transactions contemplated by this Second Amendment based upon arrangements made by the Company or any of its affiliates. The Company agrees that it shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by Fund) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold the Fund harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any claim for any such fees or commissions.

(e) Confirmation of Representation, Warranties, Covenants. Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company since March 16, 2007 with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the "SEC Documents"), (i) each representation and warranty made by the Company or Guarantor in the Guaranty Fee Agreement is true and correct as if made as of the date hereof, and (ii) the Company and the Guarantor have fully complied with each covenant in the Guaranty Fee Agreement.

3. The Company and Guarantor hereby agree that the increased drawing amount of the Letter of Credit is subject to the Company’s Reimbursement Obligations (as defined in Section 2.1(a) of the Guaranty Fee Agreement), the Guarantor’s guaranty referenced in Section 2.4 of the Guaranty Fee Agreement, and each of the other provisions set forth in the Guaranty Fee Agreement, including, but not limited to, Section 2.1(c), related to the issuance of Additional Warrants and Additional Warrant Shares, Section 2.3 and Section 2.4, subjecting the increased drawing amounts to the security interest granted by the Company and the Guarantor.

4. Section 9.2(a); Remedies. Section 9.2(a) of the Guarantee Fee Agreement is hereby deleted in its entirety and replaced with the following:

(a) Upon the occurrence and continuance of an Event of Default, the Fund may at any time (unless all defaults shall theretofore have been remedied) at its option, by written notice or notices to the Company (i) declare the Reimbursement Obligations to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived; and (ii) declare any other amounts payable to the Fund under this Agreement or as contemplated hereby to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived, (iii) declare any other amounts payable to the Fund under any other agreement between the Fund and the Company, or between the Fund and the Guarantor, to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, without presentment, demand, protest or notice, all of which are hereby waived.

5. Ratification of Agreement. The terms and conditions of the Guarantee Fee Agreement that have not been modified by this First Amendment shall remain in full force and effect against the Company, Guarantor, and the Fund.

6. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, this Second Amendment has been executed by the parties hereto the day and year first above written.

THE COMPANY:

MEDICAL SOLUTIONS MANAGEMENT INC., a Nevada Corporation

By: _____________________________________
Brian Lesperance, Chief Executive Officer

GUARANTOR:

ORTHOSUPPLY MANAGEMENT, INC., a Delaware corporation

By: _____________________________________
Brian Lesperance, Chief Executive Officer

FUND:

VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust

By: Caledonian Bank & Trust Limited,
Trustee of Vicis Capital Series Master Trust

By:_______________________________________
Name:
Title:

THIRD AMENDMENT TO GUARANTEE FEE, REIMBURSEMENT
AND INDEMNIFICATION AGREEMENT

This THIRD AMENDMENT dated as of July 10, 2007 (this “Third Amendment”) to the Guarantee Fee, Reimbursement Agreement and Indemnification Agreement dated as of March 16, 2007, as amended on April 17, 2007 and on May 18, 2007 (as amended, the “Guarantee Fee Agreement”), by and among MEDICAL SOLUTIONS MANAGEMENT INC., a corporation organized and existing under the laws of the State of Nevada (the “MSMI”), ORTHOSUPPLY MANAGEMENT, INC., a Delaware corporation and VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (the “Fund”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Guarantee Fee Agreement.

WITNESSETH:

WHEREAS, MSMI proposes to enter into a Warrant and Debenture Amendment Agreement by and among MSMI, the Fund and Nite Capital, L.P., Apogee Financial Investments, Inc., Midtown Partners & Co., LLC, Douglas Arnold and Marshall Sterman on the date hereof, pursuant to which the warrant price and conversion price for certain warrants and debentures previously issued to the Fund will be decreased.

WHEREAS, pursuant to the Guarantee Fee Agreement, if MSMI fails to pay the Reimbursement Obligations, MSMI is required to issue to the Fund Additional Warrants entitling the Fund to purchase that number of shares of Common Stock equal to the Value of Collateral taken multiplied by two.

WHEREAS, Section 12.3 of the Guarantee Fee Agreement requires the written consent of MSMI and the Fund to amend, discharge or terminate the Guarantee Fee Agreement or any provision thereof.

NOW, THEREFORE, in consideration of the foregoing recitals and for good and other valuable consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

OPERATIVE PROVISIONS

1. Section 2.1(e); Reimbursement to the Fund. Section 2.1(e) of the Guarantee Fee Agreement shall be amended by adding the following sentence as a new last sentence thereof:

(a) “Notwithstanding the foregoing, in no event shall the Value of Collateral exceed $2,000,000.”

2. Ratification of Agreement. The terms and conditions of the Guarantee Fee Agreement that have not been modified by this Third Amendment shall remain in full force and effect against MSMI, Guarantor, and the Fund.

3. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature page to follow on next page]

IN WITNESS WHEREOF, this Third Amendment has been executed by the parties hereto the day and year first above written.

MSMI:

MEDICAL SOLUTIONS MANAGEMENT INC., a Nevada Corporation

By:	/s/ Brian Lesperance
Name:	Brian Lesperance
Title:	Chief Executive Officer

FUND:

VICIS CAPITAL MASTER FUND
By:	Vicis Capital, LLC

By:	/s/ Keith W. Hughes
Name:	Keith W. Hughes
Title:	Chief Financial Officer